Sky Petroleum Announces a $15.6 Million Private Placement

Funding Goals Exceeded: More Than $37 Million Raised to Date

AUSTIN, TX -- 12/13/2005 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas exploration company, announced today that it has received and accepted subscriptions for approximately $15.6 million relating to a private placement for 15,588,602 shares of the company at $1.00 per share. The securities offered by Sky Petroleum have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Sky Petroleum's original goals were to raise $35 million; however, the company has raised more than $37 million to date.

"We are very pleased with the confidence investors are showing in Sky Petroleum and the Mubarek development project," said Brent Kinney, chief executive officer at Sky Petroleum, Inc. "Sky Petroleum now has sufficient cash on hand to complete its funding obligations under the Participation Agreement and satisfy working capital requirements for 2006, thus we decided to close the placement early."

On May 18, 2005, Sky Petroleum announced that it's wholly owned subsidiary Sastaro Limited ("Sastaro") had entered into a Participation Agreement with United Arab Emirates-based Buttes Gas and Oil Co. International Inc. ("BGOI"), a wholly owned subsidiary of Crescent Petroleum Company International Limited ("Crescent"). As part of the agreement Sastaro is obligated to pay all drilling costs related to two wells in the Mubarek field to a maximum of US$25 million. To date, the company has paid $14.5 million as per the Participation Agreement schedule. The final balance of $10.5 million will be due when the first well is spudded and will be made in three equal payments over a period of several months.

The alliance with BGOI and Crescent unites Sky Petroleum with one of the United Arab Emirates most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As established operators in the Mubarek oil and gas field for over three decades, BGOI and Crescent bring extensive knowledge of the geological formations and reservoir potential of the Mubarek Field.

Mubarek Development Project

The first commercial oil was produced from the Mubarek Field in the mid 1970's, marking the beginning of over three decades of continuous production. The Mubarek Field production facilities have the capacity to process 60,000 barrels of oil per day and currently have excess capacity. The company expects the first phase of a proposed two phase infill drilling program to commence early 2006.

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company is also considering some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the success of the proposed infill drilling programs, Sky Petroleum's ability to access opportunities, the contemplated continued production at the Mubarek Field, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:
Michael Noonan
512-437-2582
mnoonan@skypete.com